CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) entered into between Southwest Bancorp, Inc. (the “Company”), and Rusty LaForge, an individual (the “Executive”), dated as of the 27th day of July,  2012.

The Board of Directors of Southwest Bancorp, Inc. (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a “Change of Control” (as defined in Section 2 of this Agreement) of the Company.  The Board believes it is important to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, and to encourage the Executive’s full attention and dedication to the affairs of the Company during the term of this Agreement and upon the occurrence of such event.  The Board also believes the Company is best served by providing the Executive with compensation arrangements upon a Change of Control which provide the Executive with individual financial security and which are competitive with those of other corporations.  In order to accomplish these objectives, the Board has caused Southwest Bancorp, Inc. to enter into this Agreement.  For the purposes of Section 2 of this Agreement, “Company” means Southwest Bancorp, Inc.; and, for all other purposes in this Agreement, “Company” means Southwest Bancorp, Inc., and/or any successor to all or a portion of its business and/or assets which assumes and agrees to perform this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Certain Definitions.

(a) The “Effective Date” shall be the first date during the “Change of Control Period” (as defined in Section 1(b) of this Agreement) on which a Change of Control (as defined below) occurs, and, except as provided in the following sentence, no amount shall be paid or benefits provided under this Agreement if the Executive’s employment is terminated for any reason prior to a Change of Control.  Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination.

(b) The “Change of Control Period” is the period commencing on the date hereof and ending on the earlier to occur of (i) the third anniversary of such date or (ii) the first day of the month next following the Executive’s attainment of age 65 (“Normal Retirement Date”); provided, however, that commencing on the date two (2) years after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate on the earlier of (i) two (2) years from such Renewal Date or (ii) the first day of the month coinciding with or next following the Executive’s Normal Retirement Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice that the Change of Control Period

Change of Control Agreement (July 2012) – Rusty LaForge

shall not be so extended in which event this Agreement shall continue for the remainder of its then current term and terminate as provided herein.
2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a) the date any entity or person, including a group as defined in Section 13(d)(iii) of the Securities Exchange Act of 1934 shall become the beneficial owner of, or shall have obtained voting control over, 50 percent or more of the outstanding common shares of either the Company or Stillwater National Bank and Trust Company (“SNB-Stillwater”);

(b) the date the shareholders of either the Company or SNB-Stillwater approve a definitive agreement (i) to merge or consolidate either the Company or SNB-Stillwater with or into another corporation in which either the Company or SNB-Stillwater, respectively, is not the continuing or surviving corporation or pursuant to which any common shares of either the Company or SNB-Stillwater would be converted into cash, securities, or other property of another, other than a merger of either the Company or SNB-Stillwater in which holders of common shares immediately prior to the merger have the same proportionate interest of common stock of the surviving corporation immediately after the merger as immediately before, or (ii) to sell or otherwise dispose of substantially all of the assets of either the Company or SNB-Stillwater; or

(c) the date there shall have been change in a majority of the Board of either the Company or SNB-Stillwater within a 12-month period unless the nomination of each new director was approved by the vote of two-thirds (2/3) of directors then still in office who were in office at the beginning of the 12-month period.

3. Agreement Not Employment Contract – Employment at Will.  This Agreement shall be considered solely as a “severance agreement” obligating the Company to pay to the Executive certain amounts of compensation in the event and only in the event of his termination of employment after the Effective Date for the reasons and at the time specified herein.  Apart from the obligation of the Company to provide the amounts of additional compensation as provided in this Agreement, the Company shall at all times retain the right to terminate the employment of the Executive since the obligation of the Company to the Executive shall only be considered as an employment relationship which exists between the Company and the Executive which may be terminated at will by either party subject to the obligation of the Company to make payment and perform its obligations as provided in this Agreement.

4. Termination.

(a) Death or Disability.  This Agreement shall terminate automatically upon the Executive’s death.  If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of “Disability” set forth below), it may give to the Executive written notice of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after the date of such notice (the “Disability Effective Date”), provided that, within such time period, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” means disability (either physical or mental) which, at least twenty-six (26) weeks after its commencement, is determined by a physician selected by the Company or

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its insurers and acceptable to the Executive or the Executive’s legal representative to be total and permanent (such agreement as to acceptability not to be withheld unreasonably).

(b) Cause.  The Company has the right to terminate Executive’s employment for Cause, and such termination will not be a breach of this Agreement by the Company.  “Cause” means termination of employment for one of the following reasons: (i) the conviction of the Executive by a federal or state court of competent jurisdiction of a felony which relates to the Executive’s employment at the Company; (ii) an act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company; or (iii) the Executive’s “willful” failure to follow a direct lawful written order from his supervisor, within the reasonable scope of the Executive’s duties, which failure is not cured within thirty (30) days.  Further, for purposes of this Section (b):

(1) No act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(2) The Executive shall not be deemed to have been terminated for Cause unless and until there has been delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board of Directors of the Company, at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct set forth in clauses (i), (ii), or (iii) above and specifying the particulars thereof in detail.

(a) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means:

(i) A reduction by more than 10% in Executive’s base salary and target bonus, as compared with the base salary and most recently established target bonus, or if no target bonus has been set then the bonus most recently paid, prior to the Change in Control;

(ii) A relocation of Executive’s principal office with the Company or its successor that increases the Executive’s commute by more than thirty-five (35) miles per day;

(iii) A substantial and adverse change in the Executive’s duties, control, authority, status or position, or the assignment to the Executive of duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Executive, or a loss of title, loss of office, loss of significant authority, power or control, or any removal of Executive from, or any failure to reappoint or reelect him to, such positions; or

(iv) Any material breach by the Company or its successor of any other material provision of this Agreement.

Notwithstanding the foregoing definition of “Good Reason”, the Executive cannot terminate his employment hereunder for Good Reason unless he (A) first notifies the Board in

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writing of the event (or events) which the Executive believes constitutes a Good Reason event under subparagraphs (i), (ii), (iii) or (iv) (above) within 90 days from the date of such event,  (B) provides the Company with at least 30 days to cure, correct or mitigate the Good Reason event so that it either (1) does not constitute a Good Reason event hereunder or (2) Executive agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a Good Reason event hereunder,  (C) Executive provides a notice of termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition, and (D) Executive terminates employment within ninety (90) days after Executive provides written notice to the Company of the existence of the condition referred to in clause (A).

(b) Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provisions in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice).  The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

(c) Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated for Good Reason, the date on which a notice of termination  provided in accordance with subsection (c) of this Section 4 is given or any later date (within thirty (30) days after the giving of such notice of termination) set forth in such notice of termination, (iii)  if Executive’s employment is terminated voluntarily by Executive without Good Reason, the earlier of thirty  (30) days after notice of such termination is provided or the date performance of services actually ceases, or (iv) if Executive’s employment is terminated for any other reason, the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice of termination) set forth in such notice of termination.

5. Obligations of the Company upon Termination Following Change of Control.

(a) Good Reason; Termination Other Than for Cause, Disability or Death.  If, within twenty-four (24) months after the Effective Date, the Company terminates the Executive’s employment other than for Cause, Disability or death, or if the Executive terminates his employment for Good Reason:

(i) the Company will pay to the Executive in a single lump sum payment within 30 days of the Date of Termination (A) base salary and accrued vacation pay through the Date of Termination, and (B) an amount equal to 200% of Executive’s highest annual base salary in effect during the three (3) years immediately prior to the Effective Date;

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(ii) the Company will maintain in full force and effect, for the continued benefit of Executive (and Executive’s spouse and/or eligible dependents, as applicable) for a period of twelve  (12) months following the Termination Date, participation by Executive (and Executive’s spouse and/or eligible dependents, as applicable) in the medical, hospitalization, and dental programs maintained by the Company for the benefit of its executive officers as in effect on the Termination Date, at such level and terms and conditions (including, without limitation, contributions required by Executive for such benefits) as in effect on the Termination Date; provided, if Executive (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided.  However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period.  If any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(iii) the Company will reimburse Executive pursuant to the Company’s policy for reasonable business expenses incurred, but not paid, prior to termination of employment, unless such termination resulted from a misappropriation of Company funds; and

(iv) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(b) Termination for Cause, Disability or Death or by the Executive Other than for Good Reason.  If the Executive’s employment is terminated for Cause, Disability, death or by the Executive other than for Good Reason:

(i) the Company will pay Executive his base salary and his accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the Date of Termination, as soon as practicable following the Date of Termination;

(ii) the Company will reimburse Executive pursuant to the Company’s policy for reasonable business expenses incurred, but not paid, prior to termination of employment, unless such termination resulted from a misappropriation of Company funds; and

(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

6. No Duplication of Benefits.  Notwithstanding the fact that the Executive is entitled to benefits as provided under this Agreement, if the Executive is also entitled to receive

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payment of severance benefits under another agreement or plan, and payment of severance benefits under this Agreement, then, such payments due upon termination of employment of the Executive shall only be paid under this Agreement

7. Mitigation.  Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

8. Confidential Information, Ownership of Documents.

(a) Confidential Information.  Executive will hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments and its Affiliates, obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement).

(b) Removal of Documents; Rights to Products; Other Property.  All records, files, drawings, documents, models, equipment, and the like relating to the Company’s business and its Affiliates, which Executive has control over may not be removed from the Company’s premises without its written consent, unless removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive’s employment under this Agreement.

(c) Injunctive Relief.  In the event of a breach or threatened breach of this Section 8, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledges that damages would be inadequate and insufficient.

(d) Continuing Operation.  Except as specifically provided in this Section 8, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 8.

(e) Additional Related Agreements.  Executive agrees to sign and to abide by the provisions of any additional agreements, policies or requirements of the Company related to the subject of this Section 8.

9. Arbitration; Legal Fees and Expenses.  The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any and all disputes, claims or controversies between Executive and the Company which may arise out of or relate to Executive’s employment relationship or this Agreement shall be settled by arbitration.  This agreement to arbitrate shall survive the termination of this Agreement.  Any arbitration shall be before a single arbitrator in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes pertaining to individually-negotiated contracts and shall be undertaken pursuant to the Federal Arbitration Act.  Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location.  Unless parties mutually agree to self-administer the arbitration or to use a different arbitration service, it will be administered by the Dallas, Texas office of the American Arbitration Association.  The decision of

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the arbitrator will be enforceable in any court of competent jurisdiction.  The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator unless such damages would have been awarded by a court of competent jurisdiction.    The arbitrator shall also have the discretion and authority to award costs and attorney fees to the prevailing party or, alternatively, may order each party to bear its own costs and attorney fees in connection with the arbitration to the extent permitted by applicable law.  Nothing in this Agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by Executive of this Agreement including, without limitation, violations of Section 8.

10. Agreement Binding on Successors.

(a) Company’s Successors.  No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.  As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise as provided in this Section 10(a)) which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution.  Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement.  Executive will be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive’s death by giving the Company written notice thereof in a form acceptable to the Company.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s).  If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts unless otherwise provided shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

11. Limitation on Payments and Benefits.  Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided,

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determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes).  Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants in effect prior to the Change in Control.  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement.  In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 5, the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 5.  The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation.  In the event that the Executive fails to make such designation within 10 business days of the Termination Date, the Company may effect such reduction in any manner it deems appropriate.

12. Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At his last known address

evidenced on the Company’s

payroll records.

If to the Company:

Southwest Bancorp, Inc.

608 S. Main

Stillwater, OK  74074

Attention:  Chief Executive Officer

or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

13. Withholding. All payments and benefits hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
14. Compliance with Code Section 409A.

(a) It is the intention of the Company and Executive that the provisions of this Agreement are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Treasury regulations and other guidance promulgated or issued thereunder (“Section 409A”) pursuant to available exemptions under Section 409A, including but not limited to the “short-term deferral exception” and the “involuntary separation pay plan exception”, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

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However, to the extent that the requirements of Section 409A are determined to be applicable to any provision of this Agreement, such provision shall be construed in a manner that complies with Section 409A and any provision required for compliance with Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein.  If any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon Executive’s specific request, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company.  The Company shall not have any liability to Executive with respect to tax obligations that result under any tax law and makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement.

(b) To the extent any payment herein is required to comply with Section 409A and is payable on a termination of employment, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for such payment unless such termination is also a “separation from service” (excluding death) within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean  “separation from service” (excluding death).  If Executive is deemed on the date of termination to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made under this Agreement, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s “separation from service” or (ii) the date of Executive’s death.  On the first day of the seventh month following the date of Executive’s “separation from service,” or if earlier, on the date of Executive’s death, all payments delayed pursuant to this subparagraph and Section 409A (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.

15. Miscellaneous.  No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company.  No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

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16. Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
18. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

19. Entire Agreement.  Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect of such subject matter.

20. TARP Compliance.  The parties acknowledge and agree (i) that the Company has received financial assistance under the Troubled Asset Relief Program (“TARP”) of the federal government and (ii) that Executive is or may become an “SEO” and/or one of the five most highly compensated employees of the Company as determined pursuant to 31 CFR 30.3 (a “Covered Employee”).  The parties agree that no payments shall be made to Executive pursuant to this agreement in violation of the Emergency Economic Stabilization Act, as amended (“EESA”),  or any regulation, guidance or order issued pursuant to the EESA (collectively with EESA, the “TARP Restrictions”).  Without limiting the generality of the foregoing, for all periods that Executive is a Covered Employee and the Company is subject to the TARP Restrictions, Executive and Company agree as follows:

(a) Clawback.    If any bonus, retention award or incentive compensation paid to Executive is deemed by the Company or any regulatory authority to have been (i) paid based on materially inaccurate financial statements or any other materially inaccurate performance criteria, or (ii) paid in violation of subparagraph (b) of this Section 20, or otherwise in violation of TARP Restrictions, then such payment(s) shall be repaid to the Company, or otherwise subject to a clawback, at the request of the Company or any regulatory authority.

(b) Limitation on Payment.   The Company shall not make any payment under this Agreement if such payment is a “golden parachute payment” or a “bonus,” as such terms are defined in the TARP Restrictions,  and if payment of such golden parachute payment or bonus is prohibited by the TARP Restrictions.

(c) Modifications to Comply with TARP Restrictions.  The Executive acknowledges that the TARP Restrictions may be amended, modified or supplemented from time to time, or a court or regulatory authority could determine that this Agreement is not in compliance with the existing TARP Restrictions.  In any such event, Executive agrees that this Agreement shall be amended to comply with the TARP Restrictions.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SOUTHWEST BANCORP, INC.

By: /s/ Rick Green

Rick Green, Chief Executive Officer

EXECUTIVE

By:  /s/ Rusty LaForge

      Rusty LaForge

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